Exhibit 99.2

[WMS INDUSTRIES INC. LETTERHEAD]

November 17, 2004

Ms. Donna B. More
417 N. Canal Street
Chicago, Il. 60610

77 West Wacker Drive
Suite 2500
Chicago, Il 60601

Dear Ms. More:

I am in receipt of your letter of resignation dated November 11, 2004. Through innuendo and vague references you have made numerous unfounded accusations. In fairness to those whom you have accused, I am responding as follows:

•	You served as a Director and as outside counsel for more than four years and never brought your accusations to the attention of the Company or its Board prior to the unanimous decision of your fellow Board members to not renominate you.

•	You never voted against any action taken by the Board during your tenure as a Director.

•	You exercised options and sold stock in the Company on November 2, 2004, from which you profited by more than $1.2 million. Clearly, you would not have sold your stock if you thought that you had material adverse information concerning the Company.

•	You were not renominated by the Board because, against the advice of the Company and its counsel, you communicated directly with a state gaming regulatory agency in a manner that was viewed by that agency as an attempt to compromise the integrity of its license renewal process. In the view of the Board, your actions could have jeopardized the Company’s gaming licenses.

•	You were not reimbursed for your personal attorney’s fees because you chose to pursue a course of action that was, in the view of the Board, in direct conflict with the best interests of the Company.

In closing, your claims are rejected, but your resignation is accepted.

Sincerely,

Louis J. Nicastro
Chairman of the Board